Exhibit 23(a)

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Lamar Advertising Company and Lamar Media Corp.:

We consent to the incorporation by reference in the registration statement Nos. 333‑89034, 333-37858, 333-116008, 333-160945, 333-190603, 333-232687 and 333-232686 on Form S-8 and 333-224579 and 333-226614 on Form S-3 of Lamar Advertising Company of (a) our report dated February 26, 2021, with respect to the consolidated balance sheets of Lamar Advertising Company as of December 31, 2020 and 2019, the related consolidated statements of income and comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes and financial statement schedules II to III, and the effectiveness of internal control over financial reporting as of December 31, 2020, and (b) our reports dated February 26, 2021, with respect to the consolidated balance sheets of Lamar Media Corp. as of December 31, 2020 and 2019, the related consolidated statements of income and comprehensive income, stockholder’s equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes and financial statement schedules II to III, and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10‑K of Lamar Advertising Company and Lamar Media Corp. Our reports on the consolidated financial statements refer to a change in the method of accounting for leases.

/s/ KPMG LLP
KPMG LLP

Baton Rouge, Louisiana
February 26, 2021